Exhibit 99.1

PART I

ITEM 1. BUSINESS

General

We are a diversified global branded consumer products company. The Company manufactures, markets and/or distributes its products in multiple countries in the North America (“NA”); Europe, Middle East & Africa (“EMEA”); Latin America (“LATAM”) and Asia-Pacific (“APAC”) regions through a variety of trade channels, including retailers, wholesalers and distributors, original equipment manufacturers (“OEMs”), construction companies and hearing aid professionals. We enjoy strong name recognition in our regions under our various brands and patented technologies across multiple product categories. We manage the business in five vertically integrated, product-focused segments: (i) Global Batteries & Appliances (“GBA”), (ii) Hardware & Home Improvement (“HHI”), (iii) Global Pet Supplies (“PET”), (iv) Home and Garden (“H&G”) and (v) Global Auto Care (“GAC”). Global and geographic strategic initiatives and financial objectives are determined at the corporate level. Each segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a president responsible for sales and marketing initiatives and the financial results for all product lines within that segment.

Effective December 29, 2017, the Company’s Board of Directors approved a plan to explore strategic alternatives, including a planned sale of the Company’s GBA segment.  The Company expects a sale to be realized by December 31, 2018.  As a result, the Company’s assets and liabilities associated with the GBA segment have been classified as held for sale and the respective operations of the GBA segment have been classified as discontinued operations; and reported separately for all periods presented as the disposition represents a strategic shift that will have a major effect on the Company’s operations and financial results.

The following is an overview of the consolidated business showing the net sales from continuing operations by segment and geographic region sold (based upon destination) as a percentage of consolidated net sales for the year ended September 30, 2017:

Our operating performance is influenced by a number of factors including: general economic conditions; foreign exchange fluctuations; trends in consumer markets; consumer confidence and preferences; our overall product line mix, including pricing and gross margin, which vary by product line and geographic market; pricing of certain raw materials and commodities; energy and fuel prices; and our general competitive position, especially as impacted by our competitors’ advertising and promotional activities and pricing strategies. See Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in Item 7 to this Annual Report, for further discussion of the consolidated operating results.

Exhibit 99.1

Our Strategy

Our mission is to achieve superior shareholder returns through above-market organic growth, with a focus on building sustainable free cash flow and further acquisitions. Our vision is to be the preferred strategic partner to our customers with an expanding portfolio of innovative and superior-value consumer products and brands. We believe that building loyalty and success over the long-term is fundamental to executing on this strategy. To transition to the next performance level and deliver long-term value to our key stakeholders, we will seek to realize our vision by pursuing the “Spectrum First” growth strategy across all of our divisions and regions.

The Spectrum First growth accelerators - Customer,  Process, and People - provide the roadmap for how we intend to execute this strategy. Each growth accelerator has three drivers. These accelerators and their respective drivers are collectively known as the “Spectrum First 3x3.”

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Customer – Our first growth accelerator focuses on strengthening strategic partnerships with customers. Our objective is for our retail partners to think of Spectrum Brands first when identifying how best to compete for consumers’ attention to bring them into their stores and online platforms with exciting product innovation, converting interest to sales through value products, and being a strategic supplier through total-cost reduction initiatives.

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Process – Our process growth accelerator is intended to drive continuous improvements in our products, costs and processes to generate healthy margins through sales growth with our “more-more-more” strategy to achieve above-market sales growth, which means entering into more countries, serving more channels and launching more categories. We also seek to drive continuous improvement over performance, quality and costs, and provide superior and efficient services through our shared services and “Centers of Excellence” model.

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People – Employees represent the third Spectrum First growth accelerator. We are working to be a preferred employer by empowering our teams and providing long-term career opportunities and pay-for-performance through focusing on retention and collaboration; driving empowered teams with trust, competence and speed; supporting alignment and providing more paths for employees to embrace new challenges and advance their careers across the global organization.

Exhibit 99.1

Hardware and Home Improvement (HHI)

The following is an overview of HHI net sales by product category and geographic region sold (based upon destination) as a percentage of net sales for the segment for the year ended September 30, 2017:

The security product category includes a broad range of locksets and door hardware including knobs, levers, deadbolts and handle sets sold under four main brands: (i) Kwikset®, residential door hardware sold primarily in the U.S.; (ii) Weiser®, residential door hardware sold primarily in Canada; (iii) Baldwin®, luxury residential door hardware sold primarily in the U.S.; and (iv) Tell®, commercial doors and hardware sold primarily in the U.S. Our residential lockset products incorporate patented SmartKey® technology that provides advanced security and easy rekeying. The security segment also includes electronic and connected locks allowing customers more convenience and protection including remote security features as part of many home automation solutions. We also supply product to some customers who have private label offerings.

The plumbing product category includes kitchen and bath faucets and accessories under the Pfister® brand, which delivers best in class designs at a value. Pfister® offers a wide range of styles and finishes to meet a variety of consumer, plumber and builder needs.

The hardware product category includes a broad range of products such as hinges, metal shapes, security hardware, track and sliding door hardware and gate hardware sold primarily under the National Hardware® brand in the U.S. We also sell some products under the Stanley® brand subject to a licensing arrangement.

The sales force of the HHI business is aligned by brands, customers and geographic regions. We have strong partnerships with a variety of customers including large home improvement centers, wholesale distributors, home builders, plumbers, home automation providers, and commercial contractors.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in Item 7 to this Annual Report, for further discussion of the segment’s operating results.

Exhibit 99.1

Global Pet Supplies (PET)

The following is an overview of PET net sales by product category and geographic region sold (based upon destination) as a percentage of net sales for the segment for the year ended September 30, 2017:

The aquatics product category includes a broad line of products, including fully integrated consumer and commercial aquarium kits, stand-alone tanks, aquatics equipment such as filtration systems, heaters and pumps, and aquatics consumables such as fish food, water management and care. Our largest aquatics brands are Tetra®, Marineland® and Instant Ocean®. On May 12, 2017, we entered into an asset purchase agreement with Yorktown Technologies LP, for the acquisition of assets consisting of the GloFish operation, including transfer of the GloFish® brand, its related intellectual property and operating agreements. The GloFish operations consist of the development and licensing of multiple species and color combinations of fluorescent fish sold through retail and online channels.

The companion animal product category includes a variety of specialty pet products, including rawhide chews, dog and cat clean-up, training, health and grooming products, and small animal food and care products. Our largest specialty pet brands include Dingo®, FURminator®, Nature’s Miracle®, Wild Harvest®, 8-in-1®, Littermaid® and Healthy-Hide®, marketed across the Good’n’Fun®, and Good’n’Tasty® family of brands. On June 1, 2017, we acquired PetMatrix LLC, a manufacturer and marketer of rawhide-free dog chews consisting primarily of the DreamBone® and SmartBones® brands. PetMatrix will provide the segment with complementary product offerings, as well as entrance into an expanding business of raw-hide free treats in the product category. The product category also includes wet and dry pet food for dogs and cats under the IAMS®, Eukanuba® and 8-in-1® brand names in European markets

We sell primarily to pet superstores, mass merchandisers, e-tailers, grocery stores and drug chains, warehouse clubs and other specialty retailers. International distribution varies by region and is often executed on a country-by-country basis.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in Item 7 to this Annual Report, for further discussion of the segment’s operating results.

Exhibit 99.1

Home and Garden (H&G)

The following is an overview of H&G net sales by product category and geographic region sold (based upon destination) as a percentage of net sales for the segment for the year ended September 30, 2017:

The controls product category includes a variety of outdoor insect and weed control solutions, and animal repellents under the brand names Spectracide®, Black Flag®, Garden Safe®, EcoLogic® and Liquid Fence®.  Our lines of outdoor control solutions are designed to assist consumers in controlling insects, weeds and animals when tackling lawn and landscaping projects. Our outdoor products are available as aerosols, granules, ready-to-use sprays or hose-end ready-to-sprays designed to fulfill a variety of consumer needs.

The household product category includes a broad array of household pest control solutions, such as spider and scorpion killers; ant and roach killers; flying insect killers; insect foggers; wasp and hornet killers; bedbug, flea and tick control products; and roach and ant baits. Our largest brands in the household insect control and rodenticide category are Hot Shot® and Black Flag®.

The repellents product category includes personal-use pesticides for protection from various outdoor nuisance pests, especially mosquitoes. These products include both personal repellents in a variety of formulas to meet consumer needs, such as aerosols, lotions, pump sprays and wipes, as well as area repellents, such as yard sprays and citronella candles to allow consumers to enjoy the outdoors without bothersome pests. Our brands in the insect repellents category are Cutter® and Repel®.

We sell primarily to home improvement centers, mass merchandisers, dollar stores, hardware stores, home and garden distributors, and food and drug retailers, primarily in the U.S.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in Item 7 to this Annual Report, for further discussion of the segment’s operating results.

Exhibit 99.1

Global Auto Care (GAC)

The following is an overview of GAC net sales by product category and geographic region sold (based upon destination) as a percentage of net sales for the segment for the year ended September 30, 2017:

The appearance product category includes protectants, wipes, tire and wheel care products, glass cleaners, leather care products, air fresheners and washes designed to clean, shine, refresh and protect interior and exterior automobile surfaces under the brand name Armor All®. Armor All® is a leader in the automotive aftermarket appearance products category based upon its recognized brand name, convenient application methods and product innovation.

The performance product category includes STP® branded fuel and oil additives, functional fluids and automotive appearance products that benefit from a rich heritage in the car enthusiast and racing scenes, characterized by a commitment to technology, performance and motor sports partnerships for over 60 years. The strong brand equity of STP® also provides for attractive licensing opportunities that augment our presence in our core performance categories.

The A/C recharge product category includes do-it-yourself automotive air conditioner recharge products under the A/C PRO® brand name, along with other refrigerant and oil recharge kits, sealants and accessories.

The GAC business sales force is geographically aligned with key customers and supply chains. We sell primarily to big-box auto, auto specialty retail, mass retailers, food and drug retailers, and small regional and convenience store retailers. Our small regional and convenience store customers are serviced by brokers and distributors. International distribution varies by region and is often executed on a country-by-country basis.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in Item 7 to this Annual Report, for further discussion of the segment’s operating results.

Exhibit 99.1

Other Information

Sales, Distribution and Competition

We sell our products through a variety of trade channels, including retailers, e-commerce and online retailers, wholesalers and distributors, construction companies and OEMs. Our sales generally are made through the use of individual purchase orders, consistent with industry practice. Retail sales of the consumer products we market have been increasingly consolidated on a worldwide basis into a small number of regional and national mass merchandisers and e-commerce companies that generally have strong negotiating power with their suppliers. A significant percentage of our sales are attributable to a limited group of retailer customers, including (in alphabetical order), Amazon, Autozone, Dollar General, Home Depot, Lowe’s, Menards, O’Reilly, PetCo, PetSmart, and Wal-Mart. The Company has three customers, Home Depot, Lowe’s, and Wal-Mart, that each account for more than 10% of our consolidated net sales and collectively represent 38% of our consolidated net sales for the fiscal year ended September 30, 2017.

Factors influencing product sales include brand name recognition, perceived quality, price, performance, product packaging, design innovation, and consumer confidence and preferences as well as creative marketing, promotion and distribution strategies. We compete for limited shelf space and consumer acceptance based on location and product segment. We also compete with our retail customers, who use their own private label brands, and with distributors and foreign manufacturers of unbranded products, typically at lower prices. The Company addresses competitive challenges with the following factors:

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Strong Diversified Global Brand Portfolio. We have a global portfolio of well-recognized consumer product brands. We believe that the strength of our brands positions us to extend our product lines and provide our retail customers with strong sell-through to consumers.

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Strong Global Retail Relationships. We have well-established business relationships with many of the top global retailers, distributors and wholesalers, which have assisted us in our efforts to expand our overall market penetration and promote sales.

•	Expansive Distribution Network. We distribute our products through a variety of international trade channels, including retailers, wholesalers and distributors, construction companies and OEMs.

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Innovative New Products, Packaging and Technologies. We have a long history of product and packaging innovations in each of our product categories and continually seek to introduce new products both as extensions of existing product lines and as new product categories.

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Experienced Management Team. Our management team has substantial consumer products experience. On average, each senior management team member has more than 20 years of experience at Spectrum Brands or other branded consumer product companies such as Newell Brands and Honeywell.

Within HHI, primary competitors in security and residential locksets include Allegion (Schlage), Assa Abloy (Emtek, Yale) and private label import brands such as Defiant. Primary competitors for hardware include The Hillman Group, Hampton Hardware and private labels such as Crown Bolt. Primary competitors for plumbing include Masco (Delta), Fortune Brands (Moen), Kohler, American Standard and private label brands such as Glacier Bay.

Primary competitors in PET are Mars Corporation, the Hartz Mountain Corporation and Central Garden & Pet Company which all sell a comprehensive line of pet supplies that compete across our product categories. The pet supplies product category is highly fragmented with no competitor holding a substantial market share and consists of small companies with limited product lines.

Primary competitors in H&G are The Scotts Miracle-Gro Company (Scotts, Ortho, Roundup, Miracle-Gro, Tomcat); Central Garden & Pet (AMDRO, Sevin), Bayer A.G. (Bayer Advanced), S.C. Johnson & Son, Inc. (Raid, OFF!); and Henkel AG & Co. KGaA (Combat).

Within GAC, primary competitors for appearance products are Meguiars, Turtle Wax, Black Magic, Mothers, and private label brands. Primary competitors in performance chemical products include Lucas, Gumout, Chevron, Prestone, and private label brands. Primary competitors for A/C recharge products primarily consist of private label brands. We also encounter competition from similar and alternative products, many of which are produced and marketed by major multinational or national companies such as Mothers, Meguiars, Lucas, and Sea Foam.

Seasonality

Sales of certain product categories tend to be seasonal and may impact our financial results on a consolidated basis. Sales in our HHI segment primarily increase during the spring and summer construction period (the Company’s third and fourth fiscal quarters). Sales in our PET segment remain fairly consistent throughout the year with little variation. Sales in our H&G segment and GAC segment typically peak during the first six months of the calendar year (the Company’s second and third fiscal quarters) due to customer seasonal purchasing patterns and timing of promotional activities. Our sales by quarter as a percentage of annual net sales during the years ended September 30, 2017, 2016 and 2015 are as follows:

	2017	2016	2015
First Quarter	20%	20%	17%
Second Quarter	25%	26%	24%
Third Quarter	29%	30%	30%
Fourth Quarter	26%	24%	29%

Exhibit 99.1

Manufacturing, Raw Materials and Suppliers

The principal raw materials used in manufacturing include brass and steel used in our HHI products, and refrigerant R-134a used in our GAC A/C recharge products, that are sourced either on a global or regional basis. The prices of these raw materials are susceptible to fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. We have regularly engaged in forward purchase and hedging derivative transactions in an attempt to effectively manage certain raw material costs we expect to incur over the next 12 to 24 months.

Substantially all of our rawhide alternative products from our recent PetMatrix acquisition are manufactured by third party suppliers that are primarily located in the Asia-Pacific region. We maintain ownership of most of the tooling and molds used by our suppliers.

We continually evaluate our manufacturing facilities’ capacity and related utilization. As a result of such analyses, we have closed a number of manufacturing facilities during the past five years. In general, we believe our existing facilities are adequate for our present and foreseeable needs.

Patents and Trademarks

We use and maintain a number of patents, trademarks, brand names and trade names that are, in the aggregate, important to our businesses. We seek trademark protection in the U.S. and in foreign countries. The Company’s most significant registered trademarks are:

Segment	Trademarks
HHI	Kwikset®, Weiser®, Baldwin®, National Hardware®, Stanley®, Fanal®, Pfister®, Tell®
PET	Tetra®, 8-in-1®, Dingo®, Nature’s Miracle®, Wild Harvest®, Marineland®, Furminator®, Littermaid®, Birdola®, Healthy Hide®, Digest-eeze®, Iams®, Eukanuba®, SmartBone®, DreamBones®, GloFish®
H&G	Spectracide®, Cutter®, Hot Shot®, Real Kill®, Ultra Kill®, Black Flag®, Liquid Fence®, Rid-a-bug®, TAT®, Garden Safe®, Repel®
GAC	Armor All®, STP®, A/C PRO®

We license the Stanley® and Black & Decker® marks and logos in the HHI segment for such products as residential locksets, builder’s hardware, padlocks, and door hardware through a transitional trademark license agreement with Stanley Black & Decker Corporation (“SBD”). Under the agreement and as part of the acquisition of the HHI Business in December 2012, Spectrum has a royalty-free, fully paid license to use certain trademarks, brand names and logos in marketing our products and services for five years after the completion of the HHI Business acquisition. The Company has amended the license agreement with SBD to extend the license agreement and allow for the continued use of the respective trademarks, brand names and logos in the HHI segment through December 2018. During this extension period, Spectrum will pay to SBD royalties based on a percentage of sales.

We own or license from third parties patents and patent applications throughout the world relating to products we sell and manufacturing equipment we use. Through our HHI segment, we own the patented SmartKey® technology, which enables customers to easily rekey their locks without hiring a locksmith. Through our acquisition of PetMatrix on June 1, 2017, we own patented technology for the development of edible rawhide-free pet treats. Through our acquisition of GloFish on May 12, 2017, we own patented technology used in the development and breeding of fluorescent ornamental fish.

Research and Development

Our research and development strategy is focused on new product development and performance enhancements of our existing products. We plan to continue to use our strong brand names, established customer relationships and significant research and development efforts to introduce innovative products that offer enhanced value to consumers through new designs and improved functionality. During the years ended September 30, 2017, 2016 and 2015, we invested $27.2 million, $27.0 million and $21.1 million, respectively, in product research and development.

Governmental Regulations and Environmental Matters

Due to the nature of our operations, our facilities are subject to a broad range of federal, state, local and foreign legal and regulatory provisions relating to the environment, including those regulating the discharge of materials into the environment, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with the releases of hazardous substances at our facilities. We believe that compliance with the federal, state, local and foreign laws and regulations to which we are subject will not have a material effect upon our capital expenditures, financial condition, earnings or competitive position.

From time to time, we have been required to address the effect of historic activities on the environmental condition of our properties. We have not conducted invasive testing at all facilities to identify all potential environmental liability risks. Given the age of our facilities and the nature of our operations, it is possible that material liabilities may arise in the future in connection with our current or former facilities. If previously unknown contamination of property underlying or in the vicinity of our manufacturing facilities is discovered, we could incur material unforeseen expenses, which could have a material adverse effect on our financial condition, capital expenditures, earnings and competitive position. Although we are currently engaged in investigative or remedial projects at some of our facilities, we do not expect that such projects, taking into account established accruals, will cause us to incur expenditures that are material to our business, financial condition or results of operations; however, it is possible that our future liability could be material.

We have been, and in the future may be, subject to proceedings related to our disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which we are held responsible as a result of our relationships with such other parties. In the U.S., these proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or similar state laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all costs incurred in investigating and remediating contamination at a site. As a practical matter, liability at CERCLA sites is shared by all of the viable responsible parties. We occasionally are identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where we have been notified of our status as a potentially responsible party, it is either premature to determine whether our potential liability, if any, will be material or we do not believe that our liability, if any, will be material. We may be named as a potentially responsible party under CERCLA or similar state laws for other sites not currently known to us, and the costs and liabilities associated with these sites may be material.

Exhibit 99.1

It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. See Note 19 - Commitments and Contingencies in the Notes to the Consolidated Financial Statements included elsewhere within the Annual Report for further discussion on estimated liabilities arising from such environmental matters. Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from such environmental matters should not be material to our business or financial condition.

Electronic and electrical products that depend on electric current to operate (“EEE”) that we sell in Europe are subject to regulation in European Union (“EU”) markets under two key EU directives. Among our brands, this includes a limited range of products, such as aquarium pumps, heaters, and lighting. The first directive is the Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment (“RoHS”) which took effect in EU member states beginning July 1, 2006. RoHS prohibits companies from selling EEE products which contain certain specified hazardous materials in EU member states. We believe that compliance with RoHS does not have a material effect on our capital expenditures, financial condition, earnings or competitive position. The second directive is entitled the Waste of Electrical and Electronic Equipment (“WEEE”). WEEE makes producers or importers of particular classes of EEE goods financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. WEEE assigns levels of responsibility to companies doing business in EU markets based on their relative market share. WEEE calls on each EU member state to enact enabling legislation to implement the directive. To comply with WEEE requirements, we have partnered with other companies to create a comprehensive collection, treatment, disposal and recycling program as specified within the member countries we conduct business. As EU member states pass enabling legislation we currently expect our compliance system to be sufficient to meet such requirements. Our current estimated costs associated with compliance with WEEE are not significant based on our current market share. However, we continue to evaluate the impact of the WEEE legislation and implementing regulations as EU member states implement guidance and as our market share changes and, as a result, actual costs to our company could differ from our current estimates and may be material to our business, financial condition or results of operations.

Certain of our products and facilities in each of our business segments are regulated by the United States Environmental Protection Agency (the “EPA”) and the United States Food and Drug Administration (the “FDA”) or other federal consumer protection and product safety agencies and are subject to the regulations such agencies enforce, as well as by similar state, foreign and multinational agencies and regulations. For example, in the U.S., all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. Our inability to obtain, delay in receipt or the cancellation of any registration could have an adverse effect on our business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients. We may not always be able to avoid or minimize these risks.

The Food Quality Protection Act (“FQPA”) established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the FQPA, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of our products continue to be evaluated by the EPA as part of this program. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. We cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in our products.

Certain of our products and packaging materials are subject to regulations administered by the FDA. Among other things, the FDA enforces statutory prohibitions against misbranded and adulterated products, establishes ingredients and manufacturing procedures for certain products, establishes standards of identity for certain products, determines the safety of products and establishes labeling standards and requirements. In addition, various states regulate these products by enforcing federal and state standards of identity for selected products, grading products, inspecting production facilities and imposing their own labeling requirements.

Certain A/C products containing R-134a are subject to regulation in the U.S. markets under the EPA’s Significant New Alternative Policy (“SNAP Program”), which implements international agreements restricting the use of certain refrigerants. The EPA has identified use of R-134a in new automotive air conditioning systems as an approved use up to the 2020 automotive model year. The EPA has not yet approved a replacement refrigerant under the SNAP program for sale in small cans for automotive use for automobiles produced beginning with the 2021 model year, and future rulemakings from the agency are anticipated. In addition, in 2017 the Court of Appeals for the District of Columbia issued a decision that may remove R-134a from regulation under the SNAP program, and that decision may be subject to en banc review or a writ of certiorari filed with the U.S. Supreme Court. We currently believe that compliance with current and future SNAP regulations will not have a material effect on our capital expenditures, financial condition, earnings or competitive position. However, until such time as future regulations are issued and future alternate refrigerants are approved for sale in small cans, a full evaluation of these costs cannot be completed. We will continue to evaluate the impact of the SNAP Program as the EPA issues additional guidance.

The fish sold under the GloFish brand can be classified as an intragenic or transgenic species due to the addition of their bioluminescent genes, which means the FDA has the authority to regulate as the luminescence is caused by intentional altered genomic DNA. Additional regulatory agencies, including the EPA, as well as agencies in U.S. and foreign states have authority to regulate these types of species. It is possible that EPA, FDA, or another U.S. or foreign state or federal agency could in the future seek to exercise authority over the distribution and/or sale of GloFish. We will continue to monitor the development of any regulations that might apply to our bioluminescent fish.

Certain of our products may be regulated under programs within the United States, Canada, or in other countries that may require that those products and the associated product packaging be recycled or managed for disposal through a designated recycling program. Some programs are funded through assessment of a fee on the manufacturer and suppliers, including Spectrum Brands. We do not expect that such programs will cause us to incur expenditures that are material to our business, financial condition or results of operations; however, it is possible that our future liability could be material.

The United States Toxic Substances Control Act (“TSCA”) was amended in 2016, and the EPA is currently evaluating additional chemicals for regulation under that amended law. Certain of our products may be manufactured using chemicals or other ingredients that may be subject to regulation under current TSCA regulations, and other chemicals or ingredients may be regulated under the law in the future. We do not expect that compliance with current or future TSCA regulations will cause us to incur expenditures that are material to our business, financial condition or results of operations; however, it is possible that our future liability could be material.

Exhibit 99.1

Employees

We have approximately 13,000 full-time employees worldwide as of September 30, 2017 associated with our continuing operations.  Approximately 4% of our total labor force is covered by collective bargaining agreements. There are 2 collective bargaining agreements that will expire during our fiscal year ending September 30, 2018, which cover approximately 63% of the labor force under collective bargaining agreements, or approximately 2% of our total labor force. We believe that our overall relationship with our employees is good.

Discontinued Operations

As previously discussed, the Company’s assets and liabilities associated with the GBA segment have been classified as held for sale and the respective operations of the GBA segment have been classified as discontinued operations; and reported separately for all periods presented.  The GBA segment consists of (i) consumer batteries products including alkaline batteries, zinc carbon batteries, nickel metal hydride (NiMH) rechargeable batteries , hearing aid batteries, battery chargers, battery-powered portable lighting products including flashlights and lanterns, and other specialty battery products primarily under the Rayovac® and VARTA® brand, and other proprietary brand names pursuant to licensing arrangements with third parties; (ii) small appliances products consisting of small kitchen appliances under the Black & Decker®, Russell Hobbs®, George Foreman®, Juiceman® and Breadman® brands, including toaster ovens, toasters, sandwich makers, coffeemakers, coffee grinders, can openers, electric knives, grills, deep fryers, food choppers, food processors, slow cookers, hand mixers, blenders, juicers, bread makers, kettles, rice cookers and steamers; and (iii) personal care products including a broad line of electric shaving and grooming products under the Remington® brand name, including men’s rotary and foil shavers, beard and mustache trimmers, body groomers, nose and ear trimmers, women’s shavers, haircut kits and intense pulsed light hair removal systems.

GBA products are sold primarily to large retailers, online retailers, wholesalers, distributors, warehouse clubs, food and drug chains and specialty trade or retail outlets such as consumer electronics stores, department stores, discounters and other specialty stores. GBA maintains separate sales teams to service (i)  retail sales and distribution channels; (ii)  hearing aid professionals channel; and (iii) industrial distributors and OEM sales and distribution channel. International distribution varies by region and is often executed on a country-by-country basis. GBA also utilizes a network of independent brokers to service participants in selected distribution channels.

Primary competitors for consumer batteries include Energizer Holdings, Inc. (Energizer), Berkshire Hathaway (Duracell), Montana Tech Components AG (PowerOne), Matsushita (Panasonic) and private label brands of major retailers. Primary competitors for small appliances include Newell Brands (Sunbeam, Mr. Coffee, Crockpot, Oster), De’Longhi America (DeLonghi, Kenwood, Braun), SharkNinja (Shark, Ninja), Hamilton Beach Holding Co. (Hamilton Beach, Proctor Silex), Sensio, Inc. (Bella); SEB S.A.(T-fal, Krups, Rowenta), Whirlpool Corporation (Kitchen Aid), Conair Corporation (Cuisinart, Waring), Koninklijke Philips N.V. (Philips), Glen Dimplex (Morphy Richards) and private label brands for major retailers. Primary competitors in personal care include are Koninklijke Philips Electronics N.V. (Norelco), The Procter & Gamble Company (Braun), Conair Corporation, Wahl Clipper Corporation and Helen of Troy Limited.

Sales in our GBA segment, primarily from consumer battery and electric personal care product categories tend to increase during the December holiday season (the Company’s first fiscal quarter), while small appliances sales increase from July through December primarily due to the increased demand by customers in the late summer for “back-to-school” sales (the Company’s fourth fiscal quarter) and in December for the holiday season.

The principal raw materials used in manufacturing include zinc and electrolytic manganese dioxide used in consumer batteries products that are sourced either on a global or regional basis. The prices of these raw materials are susceptible to fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. GBA regularly engaged in forward purchase and hedging derivative transactions in an attempt to effectively manage certain raw material costs we expect to incur over the next 12 to 24 months.  Substantially all of our rechargeable batteries and chargers, portable lighting products, and personal care and small appliances are manufactured by third party suppliers that are primarily located in the Asia-Pacific region. GBA maintains ownership of most of the tooling and molds used by our suppliers.

GBA maintains a number of patents, trademarks brands names that are, in the aggregate, important to the business.  The most significant trademarks associated with the business are Rayovac®, Varta ®, Remington®, Black & Decker®, George Foreman®, Russell Hobbs®, Farberware®, Toastmaster®, Breadman®, and Juiceman®.  GBA acquired the rights to the VARTA® trademark in the consumer battery category and Johnson Controls Inc. acquired rights to the trademark in the automotive battery category from VARTA AG. VARTA AG continues to have rights to use the trademark with travel guides and industrial batteries and VARTA Microbattery GmbH has the right to use the trademark with micro batteries. GBA is party to a Trademark and Domain Names Protection and Delimitation Agreement that governs ownership and usage rights and obligations of the parties relative to the VARTA® trademark.

GBA licenses the Black & Decker® brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products through a trademark license agreement with The Black and Decker Corporation (“BDC”) through December 2018. Under the agreement, GBA agreed to pay BDC royalties based on a percentage of sales, with minimum annual royalty payments of $15.0 million through calendar year 2018. The agreement also requires us to comply with maximum annual return rates for products. If BDC does not agree to renew the license agreement, we have 18 months to transition out of the brand name with no minimum royalty payments during such transition period and BDC has agreed to not compete in the four categories for five years after the end of the transition period. Upon request, BDC may elect to extend the license to use the Black & Decker brand to certain additional product categories. BDC has approved several extensions of the license to additional categories and geographies.

GBA owns the right to use the Remington® trademark for electric shavers, shaver accessories, grooming products and personal care products; and Remington Arms Company, Inc. (“Remington Arms”) owns the rights to use the trademark for firearms, sporting goods and products for industrial use, including industrial hand tools. The terms of a 1986 agreement between Remington Products, LLC and Remington Arms provides for the shared rights to use the trademark on products which are not considered “principal products of interest” for either company. GBA retains the trademark for nearly all products which we believe can benefit from the use of the brand name in our distribution channels.

GBA holds a license that expires in March 2022 for certain alkaline battery designs, technology and manufacturing equipment from Matsushita Electrical Industrial Co., Ltd. (“Matsushita”), to whom we pay a royalty. Through ownership of Shaser, Inc., we have patented technology that is used in our i-Light and i-Light Reveal product line.